                                                                     Exhibit 12

                              Dean Foods Company
              Computation of Ratio of Earnings to Fixed Charges



                                      39 Weeks Ended
                                    February 23, 1997
                                    -----------------

Income before taxes                     $ 96,844
                                        --------
Fixed charges:

        Interest expense                  19,745
        Portion of rentals (33%)           7,606
                                        --------
        Total fixed charges               27,351
                                        --------
Earnings before taxes and
        fixed charges                   $124,195
                                        ========
Ratio of earnings to
        fixed charges                        4.5
                                        ========

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